EXHIBIT 99.1

For Immediate Release

In the news release, AAM Reports Second Quarter 2013 Financial Results, by American Axle & Manufacturing Holdings, Inc. issued over Thomson on August 2, 2013, there was a typographical error. The sixth paragraph, final sentence, should read "$1,504 in the first quarter of 2013" rather than "$1,504 million in the first quarter of 2013". The complete, corrected release follows:

AAM Reports Second Quarter 2013 Financial Results

Detroit, Michigan, August 2, 2013-- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the second quarter 2013.
Second Quarter 2013 Results

•	Second quarter 2013 sales of $799.6 million, up 8.1% on a year-over-year basis

•	Non-GM sales grew 12.9% on a year-over-year basis to $223.8 million

•	Gross profit of $122.2 million, or 15.3% of sales

•	Operating income of $61.7 million, or 7.7% of sales

•	Net income of $25.8 million, or $0.34 per share

•	Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization excluding the impact of non-recurring or extraordinary items) of $102.3 million or approximately 12.8% of sales
AAM's net income in the second quarter of 2013 was $25.8 million, or $0.34 per share. This compares to net income of $4.7 million or $0.06 per share in the second quarter of 2012. In the second quarter of 2012, AAM's results reflected the impact of special charges and restructuring costs of $36.5 million (or $0.49 per share), related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.
"AAM is pleased to report solid sequential sales growth and improved profitability in the second quarter of 2013,” said AAM's President and Chief Executive Officer, David C. Dauch. “AAM is benefiting from a strong recovery in the North American light truck market, as well as the launch of many new products designed to help our global customer base increase fuel efficiency, reduce emissions and improve safety, ride and handling performance.  The combination of these factors and the continued progress in our operational efficiency position us to continue improving AAM's financial performance in the second half of 2013."

Net sales in the second quarter of 2013 increased approximately 8.1% to $799.6 million as compared to $739.8 million in the second quarter of 2012. Non-GM sales were up 12.9% to $223.8 million in the second quarter of 2013 as compared to $198.2 million in the second quarter of 2012.

AAM's net sales in the first half of 2013 increased approximately 4.7% to $1.56 billion as compared to $1.49 billion in the first half of 2012. Non-GM sales in the first half of 2013 increased approximately 5.1% on a year-over-year basis to $411.9 million as compared to $391.8 million in the first half of 2012.
AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the second quarter of 2013, AAM's content-per-vehicle increased to $1,554 as compared to $1,439 in the second quarter of 2012 and $1,504 in the first quarter of 2013.
AAM's gross profit in the second quarter of 2013 was $122.2 million or 15.3% of sales. For the second quarter of 2012, AAM's gross profit was $85.8 million or 11.6% of sales.
AAM's gross profit for the first half of 2013 was $226.5 million as compared to $225.0 million in the first half of 2012. Gross margin was 14.6% in the first half of 2013 as compared to 15.1% in the first half of 2012.

AAM's SG&A spending in the second quarter of 2013 was $60.5 million, or 7.6% of sales, as compared to $55.5 million, or 7.5% of sales, in the second quarter of 2012. AAM's R&D spending in the second quarter of 2013 was $27.3 million as compared to $28.8 million in the second quarter of 2012.
In the first half of 2013, AAM's SG&A spending was $120.1 million as compared to $117.3 million in the first half of 2012. AAM's R&D spending decreased $3.1 million in the first half of 2013 on a year-over-year basis to $55.8 million as compared to $58.9 million in the first half of 2012.
In the second quarter of 2013, AAM's operating income was $61.7 million or 7.7% of sales as compared to $30.3 million or 4.1% of sales in the second quarter of 2012.
AAM's operating income in the first half of 2013 was $106.4 million as compared to $107.7 million in the first half of 2012. Operating margin was 6.8% in the first half of 2013 as compared to 7.2% in the first half of 2012.
In the second quarter of 2013, AAM's net income was $25.8 million or $0.34 per share. For the second quarter of 2012, AAM's net income was $4.7 million or $0.06 per share.
AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization excluding the impact of debt refinancing and redemption costs. In the second quarter of 2013, AAM's Adjusted EBITDA was $102.3 million or 12.8% of sales. In the first half of 2013, AAM's Adjusted EBITDA was $188.9 million or 12.1% of sales.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.
Net cash provided by operating activities for the second quarter 2013 was $60.0 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the second quarter 2013 was $56.7 million. Reflecting the impact of this activity, AAM generated free cash flow of $3.3 million for the second quarter 2013.
Net cash provided by operating activities for the first half of 2013 was $33.2 million. Capital spending, net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment, for the first half of 2013 was $100.6 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $67.4 million in the first half of 2013.
A conference call to review AAM's second quarter 2013 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (855) 681-2072 from the United States or (973) 200-3383 from outside the United States. A replay will be available from 5:00 p.m. ET on August 2, 2013 until 5:00 p.m. ET August 9, 2013 by dialing (855) 859-2056 from the United States or (404) 537-3406 from outside the United States. When prompted, callers should enter conference reservation number 14713803.
Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the continuing market weakness in the Euro-zone; reduced purchases of our products by General Motors Company (GM), Chrysler Group LLC (Chrysler) or other customers; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM and Chrysler); our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to respond to changes in technology, increased competition or pricing pressures; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; price volatility in, or reduced availability of, fuel; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (CAFE) regulations); changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability or our customers' and suppliers' ability to comply with the Dodd-Frank Act and other regulatory requirements and the potential costs of such compliance; our ability to consummate and integrate acquisitions and joint ventures; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information...

Christopher M. Son
Director, Investor Relations,
Corporate Communications and Marketing
(313) 758-4814
chris.son@aam.com

Liz Ventimiglia
Manager, Investor Relations
(313) 758-4635
liz.ventimiglia@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$799.6	$739.8	$1,555.2	$1,491.3

Cost of goods sold	677.4	654.0	1,328.7	1,266.3

Gross profit	122.2	85.8	226.5	225.0

Selling, general and administrative expenses	60.5	55.5	120.1	117.3

Operating income	61.7	30.3	106.4	107.7

Interest expense	(28.8)	(23.4)	(57.9)	(47.4)

Investment income	0.2	0.1	0.3	0.4

Other income (expense)
Debt refinancing and redemption costs	0.1	—	(11.2)	—
Other, net	(2.0)	(0.6)	(1.5)	(1.8)

Income before income taxes	31.2	6.4	36.1	58.9

Income tax expense	5.4	1.7	3.0	3.9

Net income	25.8	4.7	33.1	55.0

Net loss attributable to noncontrolling interests	—	—	—	0.9

Net income attributable to AAM	$25.8	$4.7	$33.1	$55.9

Diluted earnings per share	$0.34	$0.06	$0.43	$0.74

Diluted shares outstanding	76.9	75.1	76.5	75.1

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)

Net income	$25.8	$4.7	$33.1	$55.0

Other comprehensive income (loss), net of tax
Defined benefit plans, net of tax of $(0.8) million and $(0.1) million for the three and six months ended June 30, 2013, respectively	1.7	(0.5)	0.6	(14.5)
Foreign currency translation adjustments	(21.7)	(22.5)	(16.8)	(11.8)
Change in derivatives	(2.1)	(0.2)	(1.6)	5.4
Other comprehensive loss	(22.1)	(23.2)	(17.8)	(20.9)

Comprehensive income (loss)	3.7	(18.5)	15.3	34.1

Net loss attributable to noncontrolling interests	—	—	—	0.9
Foreign currency translation adjustments attributable to noncontrolling interests	—	—	—	0.2
Comprehensive income (loss) attributable to AAM	$3.7	$(18.5)	$15.3	$34.8

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2013	December 31, 2012
	(in millions)
ASSETS
Assets
Cash and cash equivalents	$78.9	$62.4
Accounts receivable, net	559.5	463.4
Inventories, net	233.2	224.3
Prepaid expenses and other current assets	120.6	122.0
Total current assets	992.2	872.1

Property, plant and equipment, net	1,036.8	1,009.7
Deferred income taxes	366.2	366.1
Goodwill	156.2	156.4
GM postretirement cost sharing asset	252.5	259.7
Other assets and deferred charges	204.8	202.0
Total assets	$3,008.7	$2,866.0

LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities and Stockholders' Deficit
Accounts payable	$450.7	$396.1
Accrued compensation and benefits	90.1	84.9
Deferred revenue	15.8	17.2
Accrued expenses and other current liabilities	90.4	102.6
Total current liabilities	647.0	600.8

Long-term debt	1,546.5	1,454.1
Deferred revenue	79.5	82.2
Postretirement benefits and other long-term liabilities	837.3	849.7
Total liabilities	3,110.3	2,986.8

Total stockholders' deficit	(101.6)	(120.8)
Total liabilities and stockholders' deficit	$3,008.7	$2,866.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Operating Activities
Net income	$25.8	$4.7	$33.1	$55.0
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	42.4	37.0	83.7	73.7
Other	(8.2)	54.4	(83.6)	(104.1)
Net cash provided by operating activities	60.0	96.1	33.2	24.6

Investing Activities
Purchases of property, plant & equipment	(73.6)	(48.4)	(121.5)	(92.9)
Proceeds from sale of property, plant & equipment	4.8	0.3	4.9	1.2
Proceeds from sale-leaseback of equipment	12.1	—	16.0	—
Net cash used in investing activities	(56.7)	(48.1)	(100.6)	(91.7)

Financing Activities
Net increase (decrease) in long-term debt	(24.0)	(74.1)	90.7	(7.3)
Debt issuance costs	(0.4)	—	(6.6)	—
Purchase of noncontrolling interest	—	—	—	(4.0)
Employee stock option exercises	0.8	—	0.8	0.1
Purchase of treasury stock	(0.1)	—	(0.1)	(5.9)
Net cash provided by (used in) financing activities	(23.7)	(74.1)	84.8	(17.1)

Effect of exchange rate changes on cash	(1.5)	(1.5)	(0.9)	0.2

Net increase (decrease) in cash and cash equivalents	(21.9)	(27.6)	16.5	(84.0)

Cash and cash equivalents at beginning of period	100.8	112.8	62.4	169.2

Cash and cash equivalents at end of period	$78.9	$85.2	$78.9	$85.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)

Net income attributable to AAM	$25.8	$4.7	$33.1	$55.9
Interest expense	28.8	23.4	57.9	47.4
Income tax expense	5.4	1.7	3.0	3.9
Depreciation and amortization	42.4	37.0	83.7	73.7

EBITDA	102.4	66.8	177.7	180.9

Debt refinancing and redemption costs	(0.1)	—	11.2	—
Other special charges, curtailment gains and restructuring costs(b)	—	36.5	—	31.2

ADJUSTED EBITDA	$102.3	$103.3	$188.9	$212.1

Net debt(c) to capital

	June 30, 2013	December 31, 2012
	(in millions, except percentages)

Total debt	$1,546.5	$1,454.1
Less: cash and cash equivalents	78.9	62.4

Net debt at end of period	1,467.6	1,391.7

Stockholders' deficit	(101.6)	(120.8)

Total invested capital at end of period	$1,366.0	$1,270.9

Net debt to capital(d)	107.4%	109.5%

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free Cash Flow(e)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)

Net cash provided by operating activities	$60.0	$96.1	$33.2	$24.6

Less: Purchases of property, plant & equipment, net of proceeds from sale of property, plant & equipment and sale-leaseback of equipment	(56.7)	(48.1)	(100.6)	(91.7)

Free cash flow	$3.3	$48.0	$(67.4)	$(67.1)

________________________________________

(a)	We define EBITDA to be earnings before interest, taxes, depreciation and amortization. For 2013, Adjusted EBITDA is defined as EBITDA excluding impact of debt refinancing and redemption costs. For 2012, Adjusted EBITDA is defined as
EBITDA excluding the impact of curtailment gains, restructuring costs and special charges related to the closure of the
Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)
Special charges and restructuring costs of $36.5 million for three months ended June 30, 2012 and $31.2 million for the six months ended June 30, 2012 primarily relate to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. This special charge activity includes $28.1 million of expense for a contingency related to a claim made by the International UAW for pension and postretirement benefits in the second quarter of 2012 and a $21.8 million postretirement benefit curtailment gain in the first quarter of 2012.

(c)	Net debt is equal to total debt less cash and cash equivalents.

(d)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(e)
We define free cash flow as net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment and the sale-leaseback of equipment.  For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.